PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3) and (c)
(To Prospectus dated March 5, 2004)	Registration No. 333-108612

NPS Pharmaceuticals, Inc.

$192,000,000

3% Convertible Notes due 2008 and
Shares of Common Stock Issuable upon Conversion of the Notes

        This Prospectus Supplement supplements information contained in the Prospectus dated March 5, 2004, covering the resale by the selling securityholders of our 3% Convertible Notes due 2008 and the NPS Pharmaceuticals, Inc. common shares issuable upon conversion of such notes. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendment or supplement thereto. The terms of the notes are set forth in the Prospectus.

        Investing in the notes and our common shares involves risks. See “Risk Factors” beginning on page 3 of the Prospectus dated March 5, 2004.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 23, 2005.

SELLING SECURITYHOLDERS

        The following table provides information regarding the principal amount of notes beneficially owned and offered pursuant to this Prospectus Supplement by certain of our selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares being offered pursuant to this Prospectus Supplement, the principal amount of Notes beneficially owned after completion of this offering, and the number of our common shares each selling securityholder beneficially owned after completion of this offering.

        The table below supplements or amends the table of securityholders contained on pages 32 through 33 of the Prospectus dated March 5, 2004. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the Prospectus. This information was furnished to us by the selling securityholders listed below on or before September 8, 2005. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this Prospectus Supplement. The selling holders purchased the notes in private transactions on or after June 17, 2003. All of the notes were “restricted securities” under the Securities Act prior to this registration.

Name	Principal amount of Notes Beneficially Owned and Offered (1)	Common Stock Beneficially Owned (2)		Common Stock Offered	Principal Amount of Notes Owned After Completion of Offering		Common Stock Beneficially Owned After Completion of the Offering
Alexian Brothers Medical Center	$155,000	4,237		4,237	0		0
Aloha Airlines Non-Pilots Pension Trust	$90,000	2,460		2,460	0		0
Aloha Pilots Retirement Trust	$45,000	1,230		1,230	0		0
BP Amoco PLC Master Trust	$565,000	15,443		15,443	0		0
C & H Sugar Company Inc.	$115,000	3,143		3,143	0		0
Citigroup Global Markets Inc.	$3,500,000	95,668		95,668	0		0
Hawaiian Airlines Employees Pension Plan-IAM	$30,000	820		820	0		0
Hawaiian Airlines Pension Plan for Salaried Employees	$5,000	137		137	0		0
Hawaiian Airlines Pilots Retirement	$85,000	2,323		2,323	0		0
Highbridge International, L.L.C	$10,000,000	273,336		273,336	0		0
Hillbloom Foundation	$40,000	1,093		1,093	0		0
Hotel Union & Hotel Industry of Hawaii Pension Plan	$148,000	4,045		4,045	0		0
ING Convertible Fund	$3,000,000	82,001		82,001	0		0
ING VP Convertible Portfolio	$60,000	1,640		1,640	0		0
McMahan Securities Co., L.P.	$350,000	9,567		9,567	0		0
Polaris Vega Fund L.P.	$2,750,000	75,167		75,167	$1,250,000	(3)	0
SGCowen Securities Corp.	$2,865,000	78,311		78,311	0		0
SSI Blended Market Neutral L.P.	$290,000	7,927		7,927	0		0
SSI Hedged Convertible Market Neutral L.P.	$533,000	14,569		14,569	0		0
Sphinx Convertible Arb Fund SPC	$116,000	3,171		3,171	0		0
State of Oregon/SAIF Corporation	$2,150,000	58,767		58,767	0		0
Sunrise Partners Limited Partnership	$6,250,000	172,735	(4)	170,835	$2,750,000	(3)	1,900
UBS AG London Branch	$10,750,000	293,836		293,836	0		0
US Bank FBO Benedictine Health Systems	$155,000	4,237		4,237	0		0
Viacom Inc. Pension Plan Master Trust	$15,000	410		410	0		0
Zurich Institutional Benchmarks Master Fund, Ltd.	$1,593,000	43,542		43,542	0		0

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.
(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.
(3)	Consists of Notes that are not offered for resale hereunder.
(4)	Includes 1,900 shares of common stock beneficially owned by Sunrise Partners Limited Partnership that are not offered for resale under this Prospectus Supplement.

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